To:	All Media
Date:	April 17, 2008

Arrow Reports 23.7% Increase in Earnings per Share for First Quarter 2008

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the quarter ended March 31, 2008.  Net income for the first quarter of 2008 was $5.0 million, representing diluted earnings per share of $.47, or $.09 above the diluted per share amount of $.38 earned in 2007, when net income was $4.1 million.  Return on average equity for the 2008 quarter was 16.07%, up from 14.13% for the quarter ended March 31, 2007.  The $.24 cash dividend paid to shareholders in the first quarter of 2008 was 3.0% higher than the $.23 paid in 2007 as adjusted for the 3% stock dividend distributed on September 28, 2007.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to report strong earnings for the first quarter of 2008 primarily as a result of growth in several balance sheet categories, expansion in net interest margin, continued strong asset and credit quality, as well as the economic benefits recognized as a result of the Company’s equity interest in Visa, Inc. (Visa).

Average earning assets were $1.530 billion in the first quarter of 2008 versus $1.456 billion for the same quarter last year, an increase of 5.1%.  Net interest income was favorably impacted by a rising net interest margin, which increased 24 basis points to 3.56% for the first quarter of 2008 from 3.32% for the comparable quarter of 2007.  Federal Reserve Bank actions to lower the targeted federal funds rate 300 basis points since the beginning of September 2007 have led to significant reductions in short-term funding costs.  This effect was the principal factor leading to the margin expansion as the volume of short-term sources of funds repricing lower in the quarter significantly exceeded the volume of earning assets repricing lower in the quarter.

During the first quarter of 2008, Visa successfully completed an initial public offering (IPO) and used a portion of the proceeds from the IPO to fund a $3 billion litigation escrow account.  As a result, in the first quarter our subsidiary, Glens Falls National Bank and Trust Company, a Visa member bank obligated with other member financial institutions to indemnify Visa in connection with certain legal proceedings, reversed litigation-related accruals of $306 thousand out of the $600 thousand total pre-tax charges which the Company had previously recognized in the fourth quarter of 2007. Visa also used a portion of the IPO proceeds to redeem 38.7% of the Visa Class B common stock held by each of its member financial institutions.  As a result, the Company also recognized in the first quarter a pre-tax gain of $749 thousand representing the proceeds received by it from this partial redemption. These transactions together resulted in a positive impact of $637 thousand after-tax, or $.06 diluted earnings per share in the first quarter of 2008. Consistent with Securities and Exchange Commission guidance, the Company has not recognized any economic benefits for its remaining shares of Visa Class B common stock.

The Company also recognized charges of $417 thousand pre-tax, $252 thousand after-tax or $.02 diluted earnings per share in the first quarter of 2008. These charges consisted of employee incentive accruals of $257 thousand pre-tax and other operating expenses of $160 thousand pre-tax.

Total assets at March 31, 2008 reached a record high of $1.629 billion, up $85.4 million, or 5.5%, over the March 31, 2007 balance of $1.543 billion.  Deposit balances at March 31, 2008 reached a record $1.241 billion, representing an increase of $37.2 million, or 3.1%, from the March 31, 2007 level of $1.204 billion.  Loan balances outstanding also reached a record level of $1.044 billion at March 31, 2008, representing an increase of $29.1 million, or 2.9%, from the balance at March 31, 2007.

Asset quality remained high at quarter-end 2008, with nonperforming loans of $3.1 million, which represented .29% of period-end loans.  Nonperforming assets were $3.2 million at March 31, 2008, representing just .20% of period-end assets.  Net loan losses for the 2008 period, expressed as an annualized percentage of average loans outstanding, were .08%, still low by industry averages but up from .03% for the 2007 period.  Arrow’s allowance for loan losses amounted to $12.5 million at March 31, 2008, which represented 1.20% of loans outstanding.

Subprime consumer real estate lending continued to have a negative impact on the national and world economies during 2007 and into 2008.  We have not engaged in subprime lending as a business line nor do we hold mortgage-backed securities backed by subprime mortgages in our investment portfolio.

Many of our operating ratios in recent periods have compared favorably to our peer group, consisting of all U.S. bank holding companies having $1.0 to $3.0 billion in assets as identified in the Federal Reserve Bank’s December 31, 2007 ‘Bank Holding Company Performance Report.’ Most notably, our return on average equity for the year ended December 31, 2007 was 14.76% as compared to 10.02% for our peer group, and our ratio for the first quarter for 2008 was 16.07%.  Our loan quality ratios also compare very favorably to our peer group.  Our ratio of nonperforming loans to period-end loans was .29%, compared to a ratio of 1.05% for our peer group at December 31, 2007.  The Company has maintained a conservative and higher total risk-based capital ratio than the average for our peer group.

As of March 31, 2008, assets under trust administration and investment management were $915.9 million, a decrease of $10.2 million, or 1.1%, from March 31, 2007.  This decrease was the result of a general decline in the equity markets and led to a similar 1.0% decrease in fee income from fiduciary activities for the first quarter of 2008.  Included in assets under trust administration and investment management are our proprietary mutual funds, the North Country Funds, advised exclusively by our subsidiary, North Country Investment Advisers, Inc., with a combined balance of $198 million at March 31, 2008.”

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc. and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months
	Ended March 31,
	2008	2007
Income Statement
Interest and Dividend Income	$22,082	$20,816
Interest Expense	9,295	9,614
Net Interest Income	12,787	11,202
Provision for Loan Losses	290	94
Net Interest Income After Provision for Loan Losses	12,497	11,108

Net Gain on Sales of Loans	9	5
Income From Fiduciary Activities	1,439	1,453
Fees for Other Services to Customers	1,881	1,882
Insurance Commissions	548	501
Gain on Visa Stock Redemption	749	---
Other Operating Income	221	171
Total Noninterest Income	4,847	4,012

Salaries and Employee Benefits	6,032	5,317
Occupancy Expenses of Premises, Net	893	812
Furniture and Equipment Expense	800	755
Amortization of Intangible Assets	96	106
Reversal of Visa Related Litigation Exposure	(306)	---
Other Operating Expense	2,664	2,371
Total Noninterest Expense	10,179	9,361

Income Before Taxes	7,165	5,759
Provision for Income Taxes	2,184	1,628
Net Income	$ 4,981	$ 4,131

Share and Per Share Data [1]
Period End Shares Outstanding	10,637	10,807
Basic Average Shares Outstanding	10,645	10,881
Diluted Average Shares Outstanding	10,694	10,966

Basic Earnings Per Share	$ 0.47	$ 0.38
Diluted Earnings Per Share	0.47	0.38

Cash Dividends	0.24	0.23

Book Value	11.94	10.95
Tangible Book Value [2]	10.38	9.39

Key Earnings Ratios
Return on Average Assets	1.25%	1.10%
Return on Average Equity	16.07	14.13
Return on Tangible Equity [2]	18.54	16.49
Net Interest Margin [3]	3.56	3.32

[1] Share and Per Share amounts have been restated for the September 2007 3% stock dividend.
[2] Tangible Book Value and Tangible Equity excludes intangible assets from total equity.
[3] Net Interest Margin includes a tax equivalent upward adjustment of 20 basis points in 2008 and 20 basis points in 2007.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	March 31, 2008		March 31, 2007
		First		First
	Period	Quarter	Period	Quarter
	End	Average	End	Average
Balance Sheet
Cash and Due From Banks	$ 37,046	$ 32,831	$ 36,691	$ 32,068
Interest-bearing Balances	---	1,082	---	---
Federal Funds Sold	40,000	41,698	33,000	19,378
Securities Available-for-Sale	352,163	334,078	307,836	317,938
Securities Held-to-Maturity	113,225	114,293	107,366	108,117

Loans	1,043,732	1,038,910	1,014,592	1,010,585
Allowance for Loan Losses	(12,480)	(12,408)	(12,298)	(12,300)
Net Loans	1,031,252	1,026,502	1,002,294	998,285

Premises and Equipment, Net	16,389	16,477	16,172	15,786
Goodwill and Intangible Assets, Net	16,593	16,614	16,917	16,951
Other Assets	21,924	22,507	22,878	16,900
Total Assets	$1,628,592	$1,606,082	$1,543,154	$1,525,423

Demand Deposits	$ 191,233	$ 182,118	$ 184,094	$ 179,781
Nonmaturity Interest-Bearing Deposits	633,270	605,008	582,554	560,436
Time Deposits of $100,000 or More	173,596	187,610	174,282	182,254
Other Time Deposits	242,923	248,471	262,851	259,913
Total Deposits	1,241,022	1,223,207	1,203,781	1,182,384

Short-Term Borrowings	59,677	51,782	46,304	46,212
Federal Home Loan Bank Advances	160,000	160,000	135,000	133,778
Other Long-Term Debt	20,000	20,000	20,000	20,000
Other Liabilities	20,842	26,407	19,689	24,517
Total Liabilities	1,501,541	1,481,396	1,424,774	1,406,891

Common Stock	14,729	14,729	14,300	14,300
Surplus	161,876	161,749	151,282	151,235
Undivided Profits	17,782	16,302	19,218	18,298
Unallocated ESOP Shares	(1,572)	(1,572)	(2,042)	(923)
Accumulated Other Comprehensive Loss	(2,751)	(3,833)	(7,095)	(7,787)
Treasury Stock	(63,013)	(62,689)	(57,283)	(56,591)
Total Shareholders’ Equity	127,051	124,686	118,380	118,532
Total Liabilities and Shareholders’ Equity	$1,628,592	$1,606,082	$1,543,154	$1,525,423

Assets Under Trust Administration and Investment Management	$915,868		$926,097

Capital Ratios
Leverage Ratio	8.54%		8.62%
Tier 1 Risk-Based Capital Ratio	13.08		12.96
Total Risk-Based Capital Ratio	14.28		14.18

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	March 31,
	2008	2007
Loan Portfolio
Commercial, Financial and Agricultural	$ 85,715	$ 83,519
Real Estate – Commercial	189,085	176,684
Real Estate – Residential	443,799	415,589
Indirect and Other Consumer Loans	335,133	338,800
Total Loans	$1,043,732	$1,014,592

Allowance for Loan Losses, First Quarter
Allowance for Loan Losses, Beginning of Period	$12,401	$12,278

Loans Charged-off	(295)	(212)
Recoveries of Loans Previously Charged-off	84	138
Net Loans Charged-off	(211)	(74)

Provision for Loan Losses	290	94
Allowance for Loan Losses, End of Period	$12,480	$12,298

Nonperforming Assets
Nonaccrual Loans	$2,060	$1,782
Loans Past Due 90 or More Days and Accruing	1,006	256
Total Nonperforming Loans	3,066	2,038
Repossessed Assets	25	107
Other Real Estate Owned	149	200
Total Nonperforming Assets	$3,240	$2,345

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, First Quarter Annualized	0.08%	0.03%
Provision for Loan Losses to Average Loans, First Quarter Annualized	0.11	0.04
Allowance for Loan Losses to Period-End Loans	1.20	1.21
Allowance for Loan Losses to Nonperforming Loans	407.05	603.43
Nonperforming Loans to Period-End Loans	0.29	0.20
Nonperforming Assets to Period-End Assets	0.20	0.15